EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact:    Scott Wallace, Chairman of the Board, President, and CEO
            (503) 205-1500

               GARDENBURGER, INC. ANNOUNCES MANAGEMENT BUYOUT BID

PORTLAND, Ore., August 18, 2003 - Gardenburger, Inc. (OTCBB: GBUR) announced today the receipt of an offer from Pattico, Inc., an entity recently formed by Gardenburger's Chairman, President and Chief Executive Officer, Scott C. Wallace, and certain other members of its management, to purchase all the outstanding shares of Gardenburger's common stock for $0.50 per share in cash in a going-private transaction.

A Special Committee (Committee) of independent directors appointed by Gardenburger's Board of Directors (Board) to consider strategic alternatives available to the company will determine whether to disapprove the proposal or approve it and recommend it to the Board for approval. The Committee is comprised of Charles E. Bergeron, Ronald C. Kesselman, Richard L. Mazer and Paul
F. Wenner. The Committee is being advised by the company's financial advisor, U.S. Bancorp Piper Jaffray. In addition, the Committee has retained a separate independent valuation firm, Willamette Management Associates, Inc., to provide its opinion as to the fairness of the transaction to Gardenburger's common shareholders.

The proposal initially received by the company from management included an offer price of $0.40 per common share. Following deliberations by the Committee and negotiations between the company's financial advisor and Scott Wallace, management agreed to increase the offer price to $0.50 per common share. In consideration of this increase, the Committee agreed in late July to a period during which it would pursue exclusive negotiations regarding the terms of a definitive agreement with Pattico, Inc.

The proposal requires the consent of the holders of a majority of Gardenburger's outstanding preferred shares and the holder of its convertible senior subordinated debt. In order to enable the Committee to conduct discussions with the company's major investors regarding the terms of their participation in the transaction, the company has, with the consent of its preferred shareholders and the holder of its convertible senior subordinated debt, amended Gardenburger's shareholder rights plan such that the proposal and the transactions contemplated by the proposal will not cause these investors to become "acquiring persons" under the shareholder rights plan. If a person becomes an acquiring person under the shareholder rights plan, a right previously attached to each share of common stock, other than those held by the acquiring person, generally permits the purchase for $47.00 of shares of common stock with a market value twice that amount, causing substantial dilution to each acquiring person and any shareholder who does not exercise its rights.

The proposal contemplates a merger of Pattico, Inc. with and into Gardenburger, Inc., with Gardenburger, Inc. remaining as the surviving corporation. As proposed, if the merger is consummated, each outstanding share of common stock of Gardenburger, Inc. would be converted into the right to receive $0.50, subject to applicable law, and the outstanding preferred stock and convertible senior subordinated debt would be exchanged for shares of a new series of Gardenburger's preferred stock.

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The proposed transaction would be subject to certain other conditions, including the approval and adoption of the related agreement and plan of merger at a special meeting of shareholders by the affirmative vote of (i) the holders of a majority of Gardenburger, Inc.'s common stock and (ii) the holders of a majority of Gardenburger, Inc.'s Series C Preferred Stock and Series D Preferred Stock. In addition, the Committee has advised Pattico, Inc., that it expects committed financing to be obtained on acceptable terms before a definitive merger agreement is executed. Pattico, Inc., has received a preliminary expression of
interest  from  a  lender  in  providing   financing  for  a  management  buyout
transaction; the lender is presently conducting due diligence.

There is no assurance that Pattico's proposal will be approved by the Committee, that a definitive merger agreement will be executed, or that the merger transaction will be consummated.


A TRANSACTION CONTEMPLATED BY THE PATTICO PROPOSAL MAY ONLY BE COMPLETED IN ACCORDANCE WITH APPLICABLE STATE AND FEDERAL LAWS, INCLUDING THE SECURITIES ACT OF 1933, AS AMENDED, AND THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED. THIS PRESS RELEASE SHALL NOT BE DEEMED AN OFFER OR SOLICITATION OF AN OFFER TO BUY OR SELL SECURITIES.


Founded in 1985 by GardenChef Paul Wenner(TM), Gardenburger, Inc. is an innovator in meatless, low-fat food products. The Company distributes its flagship Gardenburger(R) veggie patty to more than 30,000 food service outlets throughout the United States and Canada. Retail customers include more than 24,000 grocery, natural food and club stores. Based in Portland, Ore., the Company currently employs approximately 175 people.

Statements in this press release about future events or performance are forward-looking statements that are necessarily subject to risk and uncertainty. The Company's actual results could be quite different. Important factors that could affect results include the Company's dependence on product acceptance, the Company's ability to execute its distribution plan, effectiveness of the Company's sales and marketing efforts, and intense competition in the veggie burger and other meat alternatives industry, which the Company believes will continue. Other important factors that could affect results are set forth in the Company's Annual Report on Form 10-K for the year ended September 30, 2002 and the Company's 2002 Annual Report to Shareholders. Although forward-looking statements help provide complete information about the Company, investors should keep in mind that forward-looking statements are inherently less reliable than historical information.
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